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                                   Exhibit 11
                      THE MONEY STORE INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE (1)

========================================================================================================
                                                                                Year ended December 31,
                                                                             ---------------------------
(Dollars in thousands, except earnings per share)                                1996           1995
========================================================================================================
PRIMARY EARNINGS PER COMMON SHARE
       Net income                                                            $    85,655     $    48,715
       Less preferred dividends                                                      621              --
                                                                             -----------     -----------

               Net income for calculating primary
                  earnings per common share                                  $    85,034     $    48,715
                                                                             ===========     ===========

        Average common shares outstanding                                     57,649,424      51,023,609
        Add the effect of common stock equivalents
                arising from the assumed exercise
                of stock options                                               1,435,898              --
                                                                             -----------     -----------
       Average common shares outstanding as adjusted                          59,085,322      51,023,609
                                                                             ===========     ===========

Primary earnings per common share                                            $      1.44     $      0.95
                                                                             ===========     ===========


FULLY DILUTED EARNINGS PER COMMON SHARE
        Net income                                                           $    85,655     $    48,715
                                                                             ===========     ===========

        Average common shares outstanding                                     57,649,424      51,023,609
        Add the effect of common stock equivalents
                arising from the assumed conversion
                of the $1.72 mandatory convertible
                preferred stock and the assumed exercise
                of stock options                                               3,171,898              --
                                                                             -----------     -----------
Average common shares outstanding as adjusted                                 60,821,321      51,023,609
                                                                             ===========     ===========

Fully diluted earnings per common share                                      $      1.41     $      0.95
                                                                             ===========     ===========

     (1) This presentation is submitted in accordance with item 601 (b) (11) of Regulation S-K.

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